Exhibit 99.1

Tidewater Declares Quarterly Dividend on Common Stock

NEW ORLEANS, May 31, 2007 — Tidewater Inc. (NYSE:TDW) announced today that its board of directors has declared a quarterly dividend of $.15 per share on Tidewater’s approximately 57.0 million shares of common stock outstanding.

The dividend was declared during a regular meeting of the board and is payable June 21, 2007 to shareholders of record on June 11, 2007.

Tidewater Inc. owns 463 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

Contact: Joe Bennett—(504) 566-4506